                                                                      EXHIBIT 12
                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                                                       FOR THE SIX MONTHS
                                   YEAR ENDED LAST FRIDAY IN DECEMBER                         ENDED
                         -----------------------------------------------------------  ----------------------
                                                                                       JULY 1,     JUNE 30,
                            1990        1991        1992        1993        1994         1994        1995
                         ----------  ----------  ----------  ----------  -----------  ----------  ----------
                         (52 WEEKS)  (52 WEEKS)  (52 WEEKS)  (53 WEEKS)  (52 WEEKS)
Pretax earnings from
 continuing operations.. $  282,328  $1,017,418  $1,621,389  $2,424,808  $ 1,729,604  $1,084,870  $  843,092
Deduct equity in
 undistributed net
 earnings of
 unconsolidated
 subsidiaries...........     (9,429)    (10,677)    (12,913)    (13,029)     (18,817)    (12,448)        --
                         ----------  ----------  ----------  ----------  -----------  ----------  ----------
Total pretax earnings
 from continuing
 operations.............    272,899   1,006,741   1,608,476   2,411,779    1,710,787   1,072,422     843,092
                         ----------  ----------  ----------  ----------  -----------  ----------  ----------
Add: Fixed charges:
 Interest...............  5,343,107   5,073,824   4,822,711   6,008,511    8,585,832   3,974,827   5,813,001
 Other(A)...............    139,483     146,733     145,778     145,575      131,482      70,740      68,816
                         ----------  ----------  ----------  ----------  -----------  ----------  ----------
Total fixed charges.....  5,482,590   5,220,557   4,968,489   6,154,086    8,717,314   4,045,567   5,881,817
                         ----------  ----------  ----------  ----------  -----------  ----------  ----------
Pretax earnings before
 fixed charges
 (excluding capitalized
 interest).............. $5,754,934  $6,226,369  $6,576,965  $8,565,865  $10,428,101  $5,117,989  $6,724,909
                         ==========  ==========  ==========  ==========  ===========  ==========  ==========
Ratio of earnings to
 fixed charges..........       1.05        1.19        1.32        1.39         1.20        1.27        1.14
                         ==========  ==========  ==========  ==========  ===========  ==========  ==========

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(A) Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.